Exhibit 99.1

Data Presented from FluoroPharma’s Phase II Clinical Trial of CardioPET (18F FCPHA) for Assessment of Acute and Chronic Forms of Coronary Artery Disease (CAD)

Data presented at 2014 Society of Nuclear Medicine and Molecular Imaging (SNMMI) Winter Meeting could be an important development for patients with coronary disease and potential compelling new direction for PET cardiac imaging

MONTCLAIR, NJ -- (Marketwired) -- 02/06/14 -- FluoroPharma Medical, Inc. (OTCQB: FPMI), a company specializing in the development of novel diagnostic imaging products that utilize positron emission tomography (PET) technology for the detection and assessment of disease before clinical manifestation, today announced the presentation of data from an ongoing Phase II clinical trial for 18F-FCPHA (CardioPET) to assess myocardial perfusion and fatty acid uptake in coronary artery disease (CAD) patients.

Dr. Fabian Demeure, author of the abstract on the clinical trial, presented the data at the SNMMI Winter Meeting on February 6th. According to Dr. Demeure, “The results are very encouraging for fatty acid imaging. 18F-FCPHA was well tolerated and administered safely in study subjects at UC Louvain, part of a multi-center study in Belgium. 18F FCPHA demonstrated rapid blood clearance with excellent image quality and image time was optimal; as early as 3 minutes post injection.”

According to Dr. Manuel Cerqueira, Chairman, Department of Nuclear Medicine at the Cleveland Clinic and co-author of the abstract, "This represents the first published data in humans for CardioPET. The results are very promising and could be an important development for patients with coronary disease. The dynamic aspects of fatty acid imaging are very interesting for the field of cardiac PET.”

Thijs Spoor, Chairman and CEO of FluoroPharma commented. “We are greatly encouraged with the data presented by Dr. Demeure. The ability to obtain images quickly has the potential to enhance the value of CardioPET relative to the current standard of care and grow beyond perfusion imaging into molecular cardiology. It is becoming increasingly clear that novel diagnostic imaging agents are urgently needed and we are focused on driving forward the development of our pipeline to provide healthcare professionals around the world with new products that expand and improve their diagnostic capabilities. Symptomatic coronary artery disease (CAD) affects millions of patients worldwide and accounts for a significant and increasing percentage of deaths. CardioPET potentially signals a compelling new direction for PET cardiac imaging.  We look forward to having additional data presented at future meetings."

About CardioPET and Phase II Clinical Trial

18F-FCPHA (CardioPET), one of FluoroPharma's first in class PET imaging products, is a perfusion and fatty acid uptake indicator, which is designed to be used as a cardiac imaging agent and may prove to be an effective alternative to currently available diagnostic tests. FluoroPharma believes its pharmacokinetic characteristics could be especially valuable in patients who are unable to exercise.

The Phase II clinical trial is an open label study designed to assess the safety and diagnostic performance of 18F-FCPHA (CardioPET) as compared to currently utilized SPECT myocardial perfusion imaging agents and angiography, the current "gold standard." This multicenter study is being conducted in Belgium.

About FluoroPharma Medical

FluoroPharma is a biopharmaceutical company engaged in the discovery and development of proprietary PET imaging products to evaluate cardiac disease at the cellular and molecular levels. The company has licensed technology from the Massachusetts General Hospital in Boston.

The company's goal is to enable personalized medicine through precision diagnostics that will help the medical community diagnose disease more accurately at the earliest stages, leading to more effective treatment, management and better patient outcomes.

FluoroPharma's initial focus is the development of breakthrough PET imaging agents and is advancing two products in clinical trials for assessment of acute and chronic forms of coronary artery disease. These first in class agents have been designed to rapidly target myocardial cells. Other products in development include agents for detection of inflamed atherosclerotic plaque in peripheral arteries, agents with the potential to image brain tissue affected by Alzheimer's disease and agents that could potentially be used for imaging specific cancers.

In addition to the United States, Europe and China, patents related to FluoroPharma's portfolio of imaging compounds have been issued in Japan, Canada, Australia, Finland, Portugal, Ireland and Mexico.

For more information on the company, please visit: www.fluoropharma.com

Editor’s notes:

About Coronary Artery Disease (CAD)

Coronary Artery Disease (CAD) is a leading cause of death and disability globally. The World Health Organization (WHO) estimated that more than 17 million people have died from heart attack, angina pectoris (chest pain) or both. It is also estimated that by 2030, this number will almost double.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding FluoroPharma's research and development activities and anticipated operating results. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as significant fluctuations in expenses associated with clinical trials, failure to secure additional financing, the inability to complete regulatory filings with the Food and Drug Administration, the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in FluoroPharma's filings with the United States Securities and Exchange Commission. FluoroPharma undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Media:

Carol Perlman
FluoroPharma Medical, Inc.
cperlman@fluoropharma.com
Phone: 917-592-9260

Investor Relations:

Richard Moyer
Cameron Associates, Inc.
Richard@cameronassoc.com
Phone: 212-554-5466

Source: FluoroPharma Medical, Inc.